EXHIBIT 10.5

                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of the 16th day of April, 2007 ("Agreement"), by and between Gryphon Production Company, LLC, a Texas Corporation ("Gryphon Production" and/or "Buyer"), and Caldwell Production Company, Inc., a Texas Corporation ("Caldwell" and/or "Seller"). Buyer and Seller are called herein individually the "Party" or collectively the "Parties".

For and in consideration of the mutual covenants, obligations and benefits made and obtained herein, the Parties agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth below, Seller shall sell, and Buyer shall purchase, all of Seller's right, title, and interest in and to the following land and property interests within Carson and Gray Counties, Texas, as listed in Exhibit "A". The interest conveyed includes Sellers rights in and to oil, gas and other mineral interests, including equipment located on the leases and excluding equipment not included on leases listed on exhibit "A", and specifically excluding the leases which are listed on exhibit "D". The oil and gas leases, and interests conveyed by this agreement are specifically enumerated in Exhibit A attached hereto, and will be conveyed by assignments for each property to be filed in the appropriate County of Record., the ("Assignment") The Property shall be free of all liens, claims, mortgages, security interests, judgments or encumbrances or any other adverse claims, causes of action, suits and legal actions created by or under Seller. However certain existing well test equipment (Testers), currently located on the properties are specifically excluded from this agreement and will remain property of Seller. Seller may remove the Testers with notification to Buyer, and both parties agree to cooperate such as to minimize any impact on production

(a) The oil and gas leasehold interests and working interests and the resulting net revenue interests are to be conveyed in or related to the Property as described in Exhibit "A". The term "Land" herein after shall refer to the oil and gas and hydrocarbon leasehold estate in and unto the lands covered by such interests together with any fee ownership interest in the oil and gas and hydrocarbons in and unto said lands. The term "Leases" shall refer to the oil, gas, injection wells and other mineral leases on such Land, and the term "Wells" shall refer to all oil and gas wells, whether actively producing or otherwise located on such Leases, as all are described in Exhibit "A". All facilities and equipment located on, in or under the interests described in this Section 1 and which are used for or in connection with producing, processing, separating, treating, compressing, dehydrating and transporting oil, gas or other hydrocarbons produced therefrom, such as wells, pumps, casing, tubing, tanks, surface and downhole equipment, pipelines, gathering systems, injection systems, and other similar property are included with exception of the Testers referred to specifically herein.

(b) Other Real Property as shown in Exhibit "B"; which is a yard, shop, and office located on 216 Price Road, Pampa, Texas. For the Real Property, title documentation will be provided at closing by seller. It is understood that the property listed in Exhibit "B", is provided free of all liens or encumbrances.

(c) Contracts and contractual rights and interests to the extent that they are related to the ownership, operation, use or maintenance of the land and property interests described in this Section 1, including but not limited to rights and obligations related to the sale of product pursuant to current agreements with Oil and Gas purchasers, and all other rights in or derived from farmin or farmout agreements, seismic permits or similar agreements including rights therein to certain seismic information related to the Property, communization agreements, unit agreements, orders and decisions of regulatory agencies establishing or related to units, unit operating agreements, joint operating agreements, enhanced recovery and injection agreements, pooling agreements, gas balancing agreements, sales and processing agreements, boundary and line well agreements, salt water disposal agreements, compression agreements, processing agreements, treating agreements, surface and sub-surface use agreements, water supply contracts, rights-of-way; easements and servitudes (collectively "Contracts"). Exhibit "C" includes Contracts and other Agreements in Sellers possession that transfer to Buyer.

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(d) Permits, licenses, approvals, authorizations and applications issued by or filed with federal, state or local governments and agencies; authorizations to construct and permits to operate; underground injection rights; and all other similar rights and interests, to the extent they apply to or are used in connection with the ownership, operation, use or maintenance of the land and property interests described in this Section 1 to the extent they are assignable (the "Permits").

(e) All facilities and equipment, as shown in Exhibits "A", and "B". located on, in or under the interests described in this Section 1, in the same proportion as the proportionate ownership of Seller's interests described in this Section 1 and are used for or in connection with producing, processing, separating, treating, compressing, dehydrating and transporting oil, gas or other minerals produced therefrom, such as wells, pumps, casing, tubing, tanks, surface and downhole equipment, pipelines, gathering systems, injection systems, and other similar property.

(f) To the extent in Seller's possession, all original files and all data, including, but not limited to, lease, title information and records, land records, contract files, well logs, workover and drilling history, geologic and geophysical data, and maps and plats relating to the land and property interests described in this Section 1 ("Data"). Seller has the right to retain copies of said data as required.

(g) All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all other products refined or extracted therefrom, together with all hydrocarbons produced in association with these substances, in and under and which may be produced and saved from or attributable to the Property (the "Hydrocarbons"), from and after the Effective Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto; and

(h) All other rights, titles and interests in, to or under or derived from the Property, as shown on Exhibit "A" limited to the leasehold estates only. It is the express intent of the Parties that all of Seller's right, title and interest in any properties as shown on Exhibits "A" and "B" and located in Carson and Gray Counties, Texas be assigned to Buyer hereunder with the only exception being any properties specifically excluded herein. Those specifically excluded properties are listed in Exhibit "D". For four years subsequent to Closing Seller will immediately notify Buyer if any or all of Sellers other properties are for sale and will give the Buyer every opportunity to bid on the properties.

(i) All amounts held in any suspense account associated with the payment of any interest holder in the Properties for the sale of any Hydrocarbon therefrom, will be provided for as further enumerated herein.

(j) All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted there from, together with all components produced in association with these substances, in and under and which may be produced and saved from or attributable to the Property (the "Hydrocarbons"), from and after the Effective Date and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto; and

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(k) All other rights, titles and interests in, to or under or derived from the property shown on Exhibits A and B, except those shown on Exhibit "D", including but not limited to the execution of an indemnifying division order with the purchasers of all product vesting the right to proceeds from the sale of Hydrocarbons in Buyer at the Closing.

(l) As a result of Buyer's due diligence if the working interest as shown on Exhibit "A", exceeds the actual working interest and resulting net revenue interest available for conveyance, or other discrepancies arise regarding the properties, herein, then the following remedies apply.

(i) After good faith attempts to negotiate resolution of the issue have failed, Buyer may waive such discrepancy. If Buyer does not, and it is considered by Seller, in its sole discretion to be material to the transaction, Seller shall have the right in its sole discretion to either:

(ii) adjust the purchase price as agreed to, or

(iii) terminate this Agreement with no further obligation to Buyer.

2. Purchase Price. In exchange for conveyance of the Property, Buyer shall pay to Seller for the Property, a total of Five Million dollars, ($5,000,000.00) the ("Purchase Price"). The Purchase Price may be adjusted as described herein, and shall be payable at the Closing, in certified funds or by wire transfer to an account designated. Seller shall supply wire transfer instructions no later than two (2) days prior to the Closing.

3. Effective Date. The transfer of title to the Property from Seller to Buyer shall be effective as of April 1, 2007 ("Effective Date").

4. Closing. Closing shall take place on April 15, 2007, ("Closing Date"), at Seller's Office, or in a manner agreed to by the parties. Closing may occur earlier with agreement of the parties. The Parties hereto agree to use their good faith efforts to close the transaction contemplated hereby by the Closing Date. In the event of the failure to close the transaction contemplated hereby on or prior to the Closing Date, due in no part to either Party having breached this Agreement, the Parties shall use best efforts to agree in writing upon a date by which the transaction contemplated hereby shall close. In the event the Parties are unable to reach agreement as to such an extension of the Closing Date prior to 5:00 PM central time on the Closing Date, the Agreement shall be deemed to have been terminated by mutual consent of the Parties. As part of Closing, the following shall occur: (a) Closing Settlement Statement. Seller and Buyer have agreed upon a "Closing Settlement Statement" that includes adjustments to the Purchase Price that are known as of the Closing Date, as follows:

(b) Taxes. Taxes received prior to closing by Seller are to be paid by Seller. When, ad Valorem or property taxes attributable to the periods prior to and after the Effective Date, are received they will be paid on a pro-rata basis determined by the length of ownership during the taxing period divided by the taxing period. Upon such adjustment, Buyer shall assume and be responsible for all such tax periods and shall indemnify and hold Seller and Seller's property harmless from any claims, losses, expenses and damages arising from same after the Effective Date. Seller shall be responsible for all such tax periods and shall indemnify and hold Buyer harmless from any claims, losses, expenses and damages arising from same prior to the Effective Date. Should Seller receive a tax statement for the Properties following the Closing Date, Seller shall forward any such statements to Buyer and shall advise the taxing authority of the change in ownership to Buyer. Matters that were unresolved as of the Closing Settlement Statement shall be deferred to the Final Settlement Statement (described below).
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(c) Execution and Delivery of Documents and Instruments. The Parties shall execute, acknowledge and deliver the following:

(i) Assignments. Seller shall execute, acknowledge and deliver to Buyer an Assignment and Conveyance and a Bill of Sale in the forms attached hereto as Exhibits "A" respectively (the "Assignments").

(ii) Letters-in-Lieu. Letters-in-lieu of transfer orders as prepared by Buyer will be signed by Buyer and by Seller as required.

(iii) Other Instruments. All other instruments as may be reasonably required to consummate the agreements of the Parties hereunder

(d) Payment of Purchase Price. Buyer shall deliver the Purchase Price, to Seller by wire transfer. Seller asserts that properties are sold free and clear of liens or encumbrances.

(e) Release of Liens. To the extent not already provided by Seller to Buyer prior to Closing, Seller shall cause, at Seller's sole cost and expense, the delivery to Buyer of full releases in recordable form of all mortgages, deeds of trust, liens and security interests, created by Seller, if any, against the Property.

(f) Delivery of Data. Within ten (10) days following the Closing, at the cost of Buyer, Seller shall deliver the Data (as defined above) to Buyer's offices in Pampa, Texas, or if the data is in electronic form, deliver such Data electronically in a format as directed by Seller at the Closing, and thereafter Buyer will provide Seller with reasonable access thereto. The Parties agree that for a period of two (2) years after the Closing Date that they each shall provide the other reasonable access to the Data and that each shall cooperate with the other concerning informational requests concerning the leases.

(g) Recording. Following Closing, Buyer shall record and file the Assignments and other instruments at Buyer's cost.

5. Allocation of Production and Proceeds. All production of oil, gas and other minerals from the Property prior to the Effective Date, and all proceeds from the sale of such production prior to the Effective Date, shall be the property of Seller. All such production on and after the Effective Date, and all proceeds from the sale thereof, shall be the property of Buyer. The oil storage facilities serving the Property shall be gauged on the Effective Date. A representative of the Buyer and Seller shall meet at each of the oil storage facilities related to the Property commencing at 8:30 a.m., Central Time, on the Closing Date to gauge the oil inventory. As part of the Closing Settlement Statement, Seller shall receive credit for the value of inventory in the tanks as of the Effective Date based upon the price paid by the purchaser for that date. The value of the inventory on the Effective Date shall be as determined utilizing the price paid by each Purchaser..

6. Conditions to Closing.

(a) Buyer has conducted due Diligence and is satisfied, as determined in Buyer's sole discretion, as a result of their inspection of the Property and information related thereto that the Property is acceptable. This will include prior to closing an updated title opinion at Buyers sole cost for the properties, and a phase I environmental study to be conducted at Buyers expense, and also any financial data which seller has furnished to buyer concerning income and expenses incurred by the leases. Seller agrees to make necessary records available to facilitate these tasks and will assist the Buyer to the extent practicable.

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(b) Buyer has arranged with a commercial bank ("Bank") to have available by the
Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement, subject to the completion of the conditions precedent listed below and known to the Buyer and provided to Seller, and which require cooperation of
Seller:

(i) Buyer has entered into a written agreement to acquire the Properties from Caldwell Production Co., Inc. ;

(ii) Buyer has been provided a copy of the 2006 Lease Operating Statement ("LOS"), and Revenue Statements for the Properties that are being sold to Buyer. The 2006 LOS, and Revenue shall be in the same format as the Statements for 2004-2005, previously provided to the Buyer by Seller;

(iii) Buyer has obtained an acquisition title opinion on the acquired properties.;

(iv) Buyer has received a Phase I Environmental Site Assessment on the acquired properties;

(v) A Bank representative of the Buyer's lender has made a site inspection of the acquired properties accompanied by a representative of Buyer. .

(c) Approval and Consents from Third Parties. To the extent any lessor or other interested party to any right or interest to be conveyed to Buyer as part of the Property, or interested party in any Contract, holds the right to consent to or approve the assignment by the Seller of all of its right, title or interest in such instrument, the Seller and Buyer shall use commercially reasonable efforts to obtain the consent from such interested party prior to Closing. While the Buyer shall be primarily responsible therefore, each party shall cooperate with the other parties in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby, including, without limitation, providing such other information and communications to governmental and regulatory authorities as such governmental and regulatory authorities or the other parties may reasonably request. In the event, after such efforts, of the inability of the Buyer to obtain any consent or approval of the assignment related to any transfer required pursuant to this Agreement prior to Closing which is considered by the Buyer, in their sole discretion, to be material to the transaction, Buyer shall have the right as determined in their sole discretion to either: (i) waive such requirement as a condition to closing; (ii) adjust the purchase price as agreed to, or (iii) terminate this Agreement with no further obligation to Seller

(d) Conduct of Business through Closing Date. From the date of execution hereof through the Closing Date, the Seller shall

(i) use its commercially reasonable efforts to maintain, preserve and protect the Property, and

(ii) not take any action which in any manner affects negatively the ownership, physical location, value or operation of the Property.

(e) Representations and Warranties. The representations and warranties of Seller contained in this Agreement in or in any certificate or document executed and delivered by Seller to Buyer pursuant to this Agreement in Sellers best judgment shall have been true and correct on the date made and shall be true and correct in all respects, on and as of the Closing Date as though such representations and warranties were made at and as of such date, and shall survive the Closing. Title to properties are conveyed by Exhibit "A" (Assignment and Bill of Sale), and as such are not warranted by Seller. Operating costs of the lease in which Seller has separated normal costs from actual monies spent is the belief of the Seller. Buyer agrees with this based on due diligence that has been done by itself. Seller makes no warranty as to any operating costs that have been furnished to Buyer and Buyer has done its own due diligence concerning operating costs.

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(f) Compliance with Agreement. On and as of the Closing Date, Seller shall have performed and complied in all respects with the covenants and agreements required by this Agreement to be performed and complied with by Seller on or before the Closing Date.

(g) No Action or Proceeding. On the Closing Date, no action or proceeding in which Seller is a named party by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding in which Seller is a named party by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which will materially and adversely affect Buyer's ability to conduct normal operations with the Property after the Closing, then the agreement may be terminated..

7. Post-Closing Covenants.

(a) Costs and Revenues after Effective Date. Except as otherwise provided herein, Seller shall be responsible for the payment of all costs, liabilities and expenses incurred in the ownership and operation of the Property prior to the Effective Date and not yet paid or satisfied as of the Closing Date. Except as otherwise provided herein, Buyer shall be responsible for payment (at Closing or thereafter if not reflected on the Closing Settlement Statement) of all costs, liabilities and expenses incurred in the ownership and operation of the Property after the Effective Date. Such costs and expenses shall include any necessary and reasonable expenses incurred by Seller in the operation, protection or maintenance of the Property. Upon the adjustment of the Purchase Price, all Hydrocarbons produced from the Property after the Effective Date and all oil stock balances held in the tanks as of the Effective Date and all proceeds from the sale thereof shall be the property of Buyer. Seller shall remit production proceeds, if any, received by Seller from the sale of Hydrocarbons belonging to Buyer, less expenses which Buyer is responsible for paying pursuant to this section, to Buyer promptly upon receipt.

(b) Final Settlement Statement. Not more than ninety (90) days after the Closing, Seller shall provide its reasonable assistance to assure that, in accordance with this Agreement, a Final Settlement Statement is delivered to Buyer setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments no later than ninety (90) days after the Closing. In the event the Parties are unable to agree during such ninety (90) day period, the Parties agree to refer the matter to a certified public accounting firm not having a current relationship with either Buyer or Seller, as such firm is agreed upon by the parties hereto (the "Accounting Expert") for final determination. The Parties agree that determination of the Accounting Expert shall be final and binding on the Parties. The date upon which such agreement is reached or upon which the Purchase Price as finally adjusted (the "Final Purchase Price") is established shall be called the "Final Settlement Date". In the event that (1) the Final Purchase Price is more than the amount paid to Seller at Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference, or
(2) the Final Purchase Price is less than the amount paid to Seller at Closing, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five (5) business days of the Final Settlement Date. Any such settlement between buyer and seller will be limited to only any transactions that may occur after the closing date and the 90-day period which Buyer believes Seller may owe. Buyer by signing this Purchase and Sale Agreement has waived and accepted any other financial issues that are not specifically embodied in such Agreement, after the accounting has been completed by both Parties.

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(c) Additional Payments Received. After the Final Settlement Date, all Parties
covenant and agree that it will hold and promptly transfer and deliver to the rightful Party, from time to time as and when received by it, any cash, checks with appropriate endorsements, or other property that it may receive which properly belongs to the other Party, and will account to the other Party for all such receipts.

8. Responsibility for Payments and Obligations.

Seller shall be responsible for all lease rentals, shut-in royalties, minimum royalties, payments in lieu of production, production royalties (including royalties paid in kind), overriding royalties, production payments, net profits payments, contractual payments, operating costs, expenses, fees, vendor and contractor invoices, billings, taxes, charges and assessments relating to the Property prior to the Effective Date. Buyer shall be responsible for all such payments and obligations attributable to the Property on and after the Effective Date. Between the Effective Date and the Closing Date, Seller shall pay when due all such obligations and shall be credited for any such payments in the Closing Settlement Statement and the Final Settlement Statement. Any of such obligations which are for a period of time which includes periods before and after the Effective Date shall be prorated for the applicable period in the Closing Settlement Statement and Final Settlement Statement.

(a) All amounts held in suspense by Seller for periods prior to the effective date associated with any property owner in the conveyed properties will be properly accounted for to Seller and the total amount of suspended funds will be either transferred to Seller, or the purchase price will be reduced accordingly as agreed to by the parties.

(b) In compliance with subparagraph (a) above, Seller shall pay all obligations related to electric usage and other utilities used for operations associated with Seller's interest in the Property which become due prior to the Closing Date and such obligations shall be prorated between the Seller and Buyer as of the Effective Date.

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9. Taxes and Fees.

(a) All severance, production, excise, windfall profit and other taxes, except income taxes, assessed or arising as a result of the production or removal of oil, gas and other hydrocarbons included in the Property, or the proceeds from the sale of such production, shall be prorated as of the Effective Date based upon the division of production and proceeds provided in Section 5.

(b) Buyer shall pay all sales, use and transfer taxes relating to the sale and transfer of the Property under this Agreement.

(c) Buyer shall pay all recording fees and all documentary transfer taxes assessed as a result of recording or filing documents effecting or evidencing the transfer of the Property from Seller to Buyer.

10. Representations and Warranties of Seller. The Seller represents and warrants to Buyer as follows:

(a) Seller has all authority necessary to enter into this Agreement and to sell the Property on the terms provided herein and to perform all obligations hereunder.

(b) This transaction will not: (1) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or is otherwise bound; (2) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation; or (3) result in any material liability to Buyer under the terms of any contracts or agreements.

(c) This Agreement is duly executed and delivered on Seller's behalf and at Closing all documents and instruments required hereunder will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations enforceable in accordance with their terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally.

(d) At Closing Seller shall transfer all right, title and interest in the Property, free and clear from any and all mortgages, liens, encumbrances, claims or lawsuits which affect the Property by Seller. Seller is unaware of any mortgages, liens, encumbrances, security interests, judgments, claims or lawsuits which may affect Seller's interest in the Property.

(e) Seller has filed all required returns and paid all required taxes relating to production from or related to the Property as listed in Exhibit "A", or Exhibit "B" of any nature to which the Property are or may be subject, including severance, franchise and sales taxes and all taxes shown to be due and payable on such returns or on any assessments received by the Seller and due and payable by the Seller with regard to, or to which the Property may be subject, on or before the date hereof have been paid. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any such tax or deficiency against the Seller nor suits, nor any other actions, proceedings, investigations or claims now pending or threatened against the Seller, in respect to any such tax or assessment, or any matters under discussion with any authority relating to any such taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority.

(f) Seller will convey at closing all of Seller's interest in easements and rights of ingress and egress for utilities and services necessary for all operations conducted by Seller on the Property.

(g) All contracts and other leases, licenses and commitments being conveyed pursuant hereto are valid, binding and in effect in accordance with their terms and conditions and there are no existing defaults thereunder or conditions which with the passage of time or notice or both might constitute such a default by any party thereto. However, some leases are inactive, and curative work is ongoing, as previously described herein

(h) There are no suits, actions, claims, and inquiries, legal, administrative or arbitration proceedings pending, investigations by any private or governmental body, or claims threatened against or affecting the Seller or Seller's interest in the Property, or which question the validity or legality of the transactions contemplated hereby or with regard to this Agreement or the ownership of the Seller. Seller does not know of any basis or grounds for any such suit, action, claim, inquiry, investigation or proceedings. There is no known outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller or Seller's interest in the Property.

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(i) The Property and all operations thereon are and have been operated by Seller in compliance with all applicable federal, state or local laws as far as Seller reasonably knows or believes..

(j) All royalties, rentals and other payments due with respect to the Properties have been properly and timely paid as prescribed by the Mineral Interests governing them except as listed in exhibit "F". To the best of Sellers knowledge, all conditions necessary to keep the oil and gas leases in force have been fully performed, or curative work is in progress, and no notices have been received by Seller of any claim to the contrary and all of the oil and gas leases are in effect except as listed in Exhibit "G".

(k) Prior to the Closing Date, (i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay" or similar provision to deliver Hydrocarbons produced from the Property at some future time without then or thereafter receiving full payment therefore, and (ii) Seller has not produced a share of gas materially greater than its ownership percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow under-produced parties to come back into balance.

(l) All laws, regulations and orders of all governmental agencies having jurisdiction over the Property or operations conducted thereon have been and will continue to be complied with in all material respects until the Closing Date. Seller has obtained all material necessary permits from governmental agencies having jurisdiction in connection with the Property, including, without limitation, the injection and disposal of salt water, or operations conducted thereon and have timely, properly and accurately made and will continue to timely, properly and accurately make all filings required by all governmental agencies with respect to the Property or operations conducted thereon

(m) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(n) With respect to the Basic Documents (defined below): (i) the Basic Documents all are in effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(ii) Seller is not in breach or default with respect to any of its material obligations pursuant to any such Basic Document or any regulations incorporated therein or governing same; (iii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties, or payments, fees for salt water disposal or injection, and joint interest or other billings under unit or operating agreements) due from Seller thereunder have been made by Seller; (iv) no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of their obligations thereunder; (v) no party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial determination of any Basic Document or any provision thereof; and (vi) the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of, constitute a default under, or result in a violation of the material provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party other than those required under operating agreements. As used herein the term "Basic Documents" shall mean the Leases, the Product Contracts (defined below), partnership, joint venture, limited partnership, farmout, dry hole, bottom hole, operating agreements, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements and salt water disposal and/or injection agreements, servicing contracts, easement and/or right-of-way agreements, surface leases, surface use agreements, unitization or pooling agreements, and all other material executory contracts and agreements relating to the Property.

(o) Other than agreements which are cancellable on 90 days notice or less without material penalty or detriment, all product purchase agreements and all agreements relating to or affecting the purchase, sale, gathering, delivery, compressing, transporting, processing, marketing or any other disposition of the gas and condensate produced from or attributable to the Property are described on Exhibit "C" attached hereto and made a part hereof under the heading " Contracts and Agreements.

(p) Exhibit "A" contains a list of all Leases, Mineral Interests and other mineral estates and interests within the Lands owned by Seller and is true and correct; and title to the Leases shall be assigned to Buyer by instruments containing special warranty by and through Seller only and not others.

(q) The Mineral Interests entitles Buyer to receive not less than the undivided interest set forth in Exhibit "A" as "net revenue interest" or "NRI" of all indicated hydrocarbons produced, saved and marketed from or attributable to the Wells, including any non-producing, behind the pipe, or proved or unproved undeveloped reserves owned by Seller, including through plugging, abandonment and salvage of such Wells.

(r) Seller is supposed to receive from all purchasers of production from the Mineral Interests at least the NRI set forth in Exhibit "A" without suspense or any indemnity other than standard division order warranties. Seller is current for all costs and expenses pertinent to the development and operation of the leases. No portion of the Mineral Interests: (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used in Subchapter K of Chapter 1 of Subtitle A of the IRS Code) of a tax partnership. For the purpose of this Section a "tax partnership" is an entity deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code or any similar state or federal statute, rule or regulation, by reason of elections made not to be excluded from the application of such partnership provisions ..

(s) Seller to the best of its knowledge has provided Buyer with complete and accurate information relating to the Leases, the Wells, the working interests and Property, including without limitation, all applicable agreements relating, appertaining or incidental to the Leases and Wells, production history and characteristics possessed by Seller..

(t) Seller has made available to Buyer for examination, all title and other information relating to the Property insofar as the same is in Seller's possession and after Closing will cooperate with Buyer in Buyer's efforts to obtain such additional information relating to the Property that Seller has in its possession, as Buyer may reasonably require.

(u) Seller has caused the Property to be produced, operated and maintained in a good and workmanlike manner consistent with good oilfield practices, and has kept the Leases in effect except for leases undergoing curative work which may have been inactive and on which there is work being performed to bring said leases into an active status.

(v) During the period between the Effective Date and the Closing, Seller has not entered into any agreements or commitments with respect to the Property, has not modified nor terminated any of the agreements relating to the Property, including, without limitation, the Basic Documents and the Product Contracts, has not encumbered, sold or otherwise disposed of any of the Property other than personal property which has been replaced by equivalent property or consumed in the operation of the Property, and has not voluntarily compromised any amounts payable to Seller due to casualty loss or any pending or threatened taking related to the Property

(w) Seller has exercised reasonable efforts in safeguarding and maintaining all engineering, geological and geophysical data, reports and maps, contract rights and like information relating to the Property.

(x) Prior to the Closing Date, Seller has used reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Property so that such relationships will be preserved for Buyer on and after the Closing Date.

(y) All Wells, whether producing or not, located on the Lands, other than Wells which have been previously plugged and abandoned in compliance with applicable rules and regulations, are set forth in Exhibit "A" hereto.

(z) To the best of Seller's knowledge, there are no underground storage tanks located on any of Lands.

(aa) Exhibit "E" sets forth each "authority for expenditure", if any, issued or received by of the Seller since the Effective Date along with an indication of the portion of the Property to which the authorization relates, the amount of the authorization and specifically states whether Seller has approved that authorization.

11. Representations and Warranties of Buyer. Buyer represents and warrants that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and will be duly qualified to do business in Texas where the property is located by closing date.

(b) It has all authority
necessary to enter into this Agreement and to purchase the Property on the terms provided herein and to perform all its obligations hereunder;

(c) This transaction will not: (1) violate or conflict with any provision of its Articles of Incorporation, Bylaws, or other governing documents; (2) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which it is a party or is otherwise bound; or (3) violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation; and

(d) This Agreement is duly executed and delivered on its behalf and at Closing all documents and instruments required hereunder will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations enforceable in accordance with their terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally.

(e) After the effective date Buyer shall assume and hold Seller harmless from any plugging liabilities 0r any plugging requirements for wells existing on any Exhibit "A" leases and shall become wholly responsible for its plugging Bond or any performance guaranties imposed on the Exhibit "A" properties by the Texas Railroad Commission, or any other entities having jurisdiction over such plugging operations. For 30 days after closing, as required, Seller will assist buyer in maintaining Operations as specified herein.

12. Environmental Representations and Warranties

(a) With respect to the Property, the Seller represents and warrants to the best of its knowledge that: (b) All operations with respect to the Property are in compliance with all Environmental Laws. Seller has received no notification from any Governmental agency regarding violation of any Environmental Law or Regulation and believes properties are in compliance on an ongoing basis.

(c) No known facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to Seller or the Buyer as of the Closing date with respect to the Property (d) Seller does not now own, lease or otherwise operate any disposal sites on the Property with exception of authorized SWD wells.

13. Environmental Covenant.

(a) Availability of Data to Buyer; Phase I Environmental Audit. Prior to the date of Closing, Seller will make available to Buyer information which is in the possession or control of the Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) which relates to the environmental condition of the Property, such information includes, without limitation, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; onsite pits and pit closures; on-site burial; land farming; land spreading; underground injection; and on-site solid waste disposal sites.

(b) Environmental Assessment. Buyer has inspected the property to make an environmental assessment of the Property during the due diligence period. Buyer has caused to be conducted a Phase I Environmental Survey and no environmental issues have been reported. Buyer agrees to hold Seller harmless from any environmental liability or the abatement thereof whether known or unknown to Buyer or Seller regarding the Exhibit "A" properties..

(c) Well Termination. Buyer shall accept full responsibility for the plugging of all unplugged wells, including water injection wells conveyed hereby and agrees to comply with all the requirements of the statutes of the State of Texas, and with all the rules and regulations of the Texas Railroad Commission, or successor regulatory body, in effect at the time that any well is plugged. Buyer agrees to hold Seller and its property harmless against any expense, claim, or cause of action brought against Seller or Buyer arising from Buyers failure to plug or improper plugging of any well conveyed hereby.

14. Access to Seller's Information. Seller has made available to Buyer during normal business hours at Seller's offices all material files, records, documents and data in Seller's possession relating to the Property, including but not limited to, lease, land title and division order files (including any available abstracts of title, title opinions and title curative documents), contracts, correspondence, permitting files, engineering, production and well files and well logs. Seller shall not be obligated to perform any additional title work and Seller shall not be obligated to make any existing abstracts and title opinions current.

15. Access to Seller's Property. Seller has given Buyer or Buyer's authorized representatives, physical access to the Property without limitation for purpose of inspecting and for conducting such studies, investigation and other due diligence as Buyer, in its sole discretion, deems appropriate or desirable.

16. Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

17. Operator of the Property. At the Closing, Seller shall execute and deliver to Buyer appropriate documents concerning transfer of operations. Seller agrees to use its best efforts to assist Buyer in becoming successor operator of the Property prior to closing. In the event Buyer is unsuccessful in obtaining Operatorship, Seller will provide the requisite license for up to 30 days as required. Buyer understands that Buyer is responsible for all operating costs as of the effective date regardless of who actually operates the properties.

18. Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement and documents delivered pursuant to Closing, the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or implied. Each Party hereto disclaims all liability and responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, partner, member, manager, employee, agent, consultant, representative, or contractor of such disclaiming Party or any engineer or engineering firm, or other agent, consultant, or representative) wherever and however made. Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Property or any portion thereof, or (b) any geological, engineering, or other interpretations or economic evaluations. ALL TANGIBLE PROPERTY, EQUIPMENT, FIXTURES AND APPURTENANCES CONSTITUTING A PART OF THE PROPERTY ARE SOLD "AS IS, WHERE IS," AND SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (i) MERCHANTABILITY, (ii) FITNESS FOR ANY PARTICULAR PURPOSE, (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR
(iv) CONDITION.

19. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

21. Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated there under, unless the contexts requires otherwise. The word "including" shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

22. Notice of Sale. Immediately after the Closing, Buyer shall notify oil and gas purchasers, government agencies and royalty owners that it has purchased the Property and shall cause to be filed as required by the applicable state regulatory body all necessary change of operator forms.

23. Cooperation and Notification. Seller and Buyer each agree to execute and deliver such instruments or documents or take such further action as may reasonably be required to carry out the intent of this Agreement.

24. Survival of Provisions. All representations, warranties, indemnifications, covenants, obligations and promises of the Parties set forth in this Agreement shall survive Closing. All documents conveying the Property shall incorporate by reference the terms and conditions of this Agreement.

25. Costs and Expenses. Except as otherwise expressly provided herein, each Party shall bear and pay their own costs and expenses, including but not limited to court costs, attorney's fees, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this transaction and all activities related to this transaction.

26. Joint Venture, Partnership and Agency. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties.

27. Recording and Filing. This Agreement shall not be recorded or filed by either Party, or their successors or assigns, in or with any public or government office, officer, agency or records repository without the prior written consent of the other Party

28. Notices. All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by one Party if delivered personally, telexed with receipt acknowledged, mailed by certified mail with return receipt requested, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party shall have designated by ten (10) days prior written notice to the other Party: Buyer's Mailing Address:

Gryphon Production Company, LLC

P.O. Box 742
Pampa, TX 79066
       Seller's Address:

Caldwell Production Company, Inc
2518 Duncan

Pampa, TX 76065

29. Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

30. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to this transaction and supersedes all prior negotiations, statements, representations, discussions, correspondence, offers, agreements and understandings relating to this transaction. This Agreement may be modified, amended of supplemented only upon the prior written agreement of the Parties.

31. Assignment. Neither Party may sell, assign, transfer, convey, option, mortgage, pledge or hypothecate their rights and obligations hereunder to any third-party without the prior written consent of the other Party. Any attempted assignment or delegation in violation of these terms will be void. Upon any authorized or approved sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

32. Applicable Law. THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND THE PARTIES AGREE THAT THE ONLY PROPER JURISDICTION AND VENUE SHALL BE IN THE DISTRICT COURT OF GRAY COUNTY, TEXAS.

33. Headings. The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing it.

34. No Assumption of Liabilities. Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent save and except as provided for by any other term and/or provision of this agreement.

35. Termination. This Agreement may be terminated at any time before the
Closing:

(a) By written consent of Buyer and Seller.

(b) by Buyer, upon notice of termination of their obligation to consummate the transaction delivered to Seller, if (i) there has been any material breach of any covenant of any of the Seller or Seller has materially breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based; or (ii) if the results of Buyer's Due Diligence, or any other event or circumstance, reveals a material change in value of the Property as previously represented to Buyer by Seller; or

(c) by Seller, upon notice of termination of its obligation to consummate the transaction delivered to Buyer, if there has been any material breach of any covenant of Buyer or Buyer has materially breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based;

36. Exclusive Dealing. The parties will negotiate exclusively to conclude this transaction, and neither Seller nor Buyer, nor their representatives will solicit, or encourage in any way, directly or indirectly, any other indication of interest or another offer from any other party related to the transaction. The exclusive period herein described shall terminate at 11:59 PM local time at the Property on April 1, 2007

37 Exhibits. Exhibits listed below are attached to this Agreement and by this reference are fully incorporated herein.

Exhibit "A"   Assignment and Bill of Sale, Lands, Leases and Wells
Exhibit "B"   Real Property Owned and Conveyed by Seller
Exhibit "C"   Contracts and Agreements
Exhibit "D"   Excluded Items
Exhibit "E"   Authorization for Expenditure
Exhibit "F"   Unpaid Royalties
Exhibit "G"   Seller Lease Curative

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of 16 April, 2007.

Seller:


/s/ Dennis P. Caldwell
--------------------------------------
DENNIS P. CALDWELL
PRESIDENT
CALDWELL PRODUCTION COMPANY INC


Buyer:


Bradley W. Fischer
--------------------------------------
BRADLEY W. FISHER
GRYPHON PRODUCTION COMPANY, LLC

Exhibit A

Assignment and Bill of Sale, Lands, Leases and Wells

Wherein all leases listed have a 100% Working Interest and "Oil WI" shall then have the meaning of Net Revenue Interest

"Exhibit A"

Panhandle Carson County   RRC#    Total Wells Oil WI %
McConnell, J. C.  00086   6       0.82
Schafer Ranch East        06568   191 0.8025
Thornburg         02319   5       0.875


Panhandle Gray County       RRC#   Total Wells    Oil WI %
Archer -A-                 00299         2        0.875
Archer, W. C.              00298         4        0.875
Binkley, O. E.             00328         2        0.875
Bowers, J. B.              00377         3        0.875
Catlin                     00345         3        0.847656
Catlin, T. W. et al        00307        15        0.875
Catlin, Tom                00387         7        0.875
Doss                       05511         7        0.84375
East Pampa Unit            02953        51        0.875
Faulkner Siler             00390        10        0.875
Fee Land #227              00391        43        0.875
Harrah                     01540         3        0.859375
Harrah -A-                 00297         8        0.875
Holmes,  A                 00642         3        0.875
Hood                       00677         3        0.84375
Hood, J. A.                00336         2        0.843751
Jackson, Wm                02497        13        0.792968
McConnell -A-              03392         3        0.875
McConnell -B-              04431         1        0.8125
McKinney, B. E.            00300        14        0.875
McKinney, D. F.            00659         3        0.875
Merten                     00332        13        0.875

"Exhibit A"

Panhandle Gray County      RRC#    Total Wells    Oil WI %
Ochiltree                  00610         6        0.765625
Osborne, Cinco             02783         7        0.820313
Pampa Unit                 03061       137        0.70
Saunders, D.               00291         7        0.875
Saunders, J. M. -A-        00313        14        0.875
Saunders, J. M. -B-        00313         2        0.859134
Short B                    00684         2        0.800312
Short, J. C.               00279         4        0.800312
Sullivan R                 00606         7        0.75
Worley-Combs               00315        16        0.75
Wright, Carrie             00410         3        0.875
Wright, J. E.              00411         2        0.875

"Exhibit A"

Gas Leases                 RRC#       WI %
Short                      025834   0.7968758
McLarty                    025838   0.875
Saunders C                 025856   0.45
Glenn B                    026520   0.4375
Sac                        026521   0.4375
Meers                      023223   0.875
Birdie McKinney            023269   0.875
O. E. Binkley              024640   0.875
Fee 227                    025318   0.875
Fee 227                    025319   0.875
Pampa Unit - Well #C502G   142719   0.700

Exhibit B

Real Property Owned and Conveyed by Seller

o    15 AcreYard, shop, and office situated on 216 Price Road, Pampa, Texas

Exhibit C

Contracts and Agreements

Exhibit D

Excluded Items

1. The Coombs-Worley C Lease; RRC#XXXXX, Gray County, TX
2. Cooper Lease      RRC#, Carson County, TX
3. Caldwell Lease    RRC#, Carson County, TX
4. Dennis Lease      RRC#, Carson County, TX
5. Western Lease     RRC#, Carson County, TX

6. Sellers existing plugging bond except as provided for herein.

7. All other Real Estate or leases owned by Seller but not listed in this agreement or on any exhibit attached hereto.

8. Existing Tax records of Seller except where associated with Ad valorem, Severance or other Tax specifically relating to the specific items included in this agreement.

9. All claims for refunds for properties listed in the Agreement for periods prior to the effective date.

10. All equipment near the Birdie-McKinney Gas Lease, other than the well itself, the wellhead, meter, and all downhole equipment.

Exhibit E

Authorization for Expenditure

NONE

Exhibit F

Unpaid Royalties

List or "None" if true

Exhibit G

Seller Lease Curative

List or "None" if true